Exhibit 10.7

BELLICUM PHARMACEUTICALS, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), made effective as of November 28, 2011 (the “Effective Date”), is by and between Bellicum Pharmaceuticals, Inc. a Delaware corporation (the “Company”), having an office at 6400 Fannin Street, Suite 2300, Houston, Texas 77030 and David M. Spencer, Ph.D., an individual, residing at 2811 Prescott St., Houston, Texas 77025 (“Executive”). The Company and Executive are referred to herein individually as a “Party” and collectively as the “Parties”. As used herein, “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company.

WHEREAS, the Company desires to retain Executive as its Chief Scientific Officer and Executive agrees to be retained by the Company in such capacity;

WHEREAS, the Company and Executive desire to enter into this Agreement in order to memorialize the terms and conditions of the Executive’s employment by the Company;

WHEREAS, Executive’s agreement to and compliance with the provisions in Sections 9 through 11 of this Agreement is a material factor, material inducement and material condition to the Company’s entering into this Agreement. Moreover, Executive acknowledges that a substantial portion of the value of the employment of the Executive is Executive’s promises to refrain from competing with the Company as identified in Sections 9 through 11 of this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Parties agree as follows:

1. Term of Employment. Executive’s employment under this Agreement shall be for an initial term of one (1) year beginning on the Effective Date, subject to earlier termination as provided in Section 6 hereof. This Agreement will be automatically renewed for successive one (1) year terms following the initial term unless either Party (a) gives the other Party no less than thirty (30) days written notice prior to the expiration of the term of such Party’s intent not to renew, or (b) the term is earlier terminated as provided in Section 6 hereof. “Employment Term” as used herein shall mean the term of this Agreement, without giving effect to any extensions thereof not yet effected. If the Agreement is renewed, then each renewal year term shall be included in Employment Term.

2. Position. During the Employment Term, Executive shall serve as the Chief Scientific Officer of the Company. Executive’s duties under this Agreement shall be to serve as Chief Scientific Officer with the responsibilities, rights, authority and duties customarily associated with such position, as well as additional duties as are established from time to time by the Board of Directors of the Company (the “Board”), and Executive shall report to the Chief Executive Officer. Executive’s duties are more fully described on Exhibit C attached hereto.

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3. Commitment. Executive will devote substantially all of his business time and his best efforts to the performance of his duties hereunder. Executive shall be allowed, to the extent that such activities do not interfere with the performance of his duties and responsibilities hereunder and do not conflict with the financial, fiduciary or other interests of the Company (or its Affiliates), as determined in the sole discretion of the Board, to serve as a visiting professor with Baylor College of Medicine, manage his passive personal investments and to serve on corporate, civic, charitable and industry boards or committees. Notwithstanding the foregoing, the Executive agrees that he shall only serve on for-profit boards of directors or for-profit advisory committees if such service is approved in advance in the sole discretion of the Board.

4. Compensation.

(a) Base Salary. During the Executive’s employment with the Company, the Company shall pay Executive a base salary at the annual rate of TWO HUNDRED AND FIFTY THOUSAND NO/100 DOLLARS ($250,000.00) (“Base Salary”), payable in twice-monthly installments of Ten Thousand Four Hundred and Sixteen and No/100 Dollars ($10,416.00), subject to the terms and conditions of this Agreement.

(b) Annual Performance Bonus. For each calendar year beginning in 2012, the Executive may be eligible to receive an annual performance bonus targeted to equal twenty-five percent (25%) of Executive’s Base Salary (“Annual Performance Bonus”) from the Company, which shall be based on the formula determined by the Company, in its sole discretion, for that year. Payment of the Annual Performance Bonus shall be expressly conditioned upon the Executive’s employment with the Company on the date that the Annual Performance Bonus is otherwise payable; provided however, in the event the Executive’s employment is terminated by the Company without Cause, as defined in Section 6(c)(i), or the Executive terminates his employment for Good Reason, as defined in Section 6(d)(i), the Annual Performance Bonus shall be prorated and paid notwithstanding the fact that Executive is not employed with the Company on the date that the Annual Performance Bonus is otherwise payable. The Annual Performance Bonus shall be payable within ninety (90) days after the end of the calendar year for which it is payable. The amount, if any, of the Annual Performance Bonus shall be determined by the Board acting within its sole discretion, but based on the parameters set forth on Exhibit A.

(c) Option Award. Immediately following and conditioned upon the Company’s 2011 Stock Option Plan becoming effective, the Company will award options to the Executive pursuant to the Option Grant Agreement attached as Exhibit D.

(d) Reimbursement of Business Expenses. The Company shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company’s policies as in effect from time to time.

5. Benefits. During the Employment Term and subject to applicable eligibility requirements, Executive shall be entitled to participate in all benefit plans and arrangements and fringe benefits and programs that may be provided to senior executives of the Company in the future. Executive is entitled to participate in personal time off and holiday benefits, with personal time off to be not less than twenty-seven (27) days on an annual basis, accruing at 9 hours per twice monthly pay period.

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6. Termination.

(a) Termination. The employment of Executive under this Agreement shall terminate prior to the expiration of the Employment Term upon the earliest to occur of any of the following events:

(i) the death of the Executive;

(ii) the termination of the Executive’s employment by the Company due to the Executive’s Disability pursuant to Section 6(b) hereof;

(iii) the termination of the Executive’s employment by the Executive other than for Good Reason (as hereinafter defined); however, Executive is required to provide 30 (thirty) days written notice to the Board of Executive’s intention to terminate Executive’s employment;

(iv) the termination of the Executive’s employment by the Company without Cause;

(v) the termination of the Executive’s employment by the Company for Cause pursuant to Section 6(c); or

(vi) the termination by the Executive of the Executive’s employment for Good Reason (as hereinafter defined) pursuant to Section 6(d).

(b) Disability. The Company may terminate Executive’s employment for Disability at any time upon thirty (30) days written notice provided to Executive. For purposes of this Agreement, “Disability” means that Executive has been unable, for ninety (90) consecutive days, or for periods aggregating one hundred and twenty (120) business days in any period of twelve consecutive months, to perform Executive’s duties under this Agreement, as a result of physical or mental impairment, illness or injury, as determined in good faith by the Board. A termination of Executive’s employment for Disability shall be communicated to Executive by written notice, and shall be effective on the 10th day after sending such notice to Executive (the “Disability Effective Date”), unless Executive returns to performance of Executive’s duties before the Disability Effective Date.

(c) Termination for Cause.

(i) Cause Defined. Subject to the notification provision of Section 6(c)(ii) below, Executive’s employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term “Cause” shall mean (A) Executive’s willful misconduct which is demonstrably and materially injurious to the Company’s reputation, financial condition, or business relationships; (B) the failure of Executive to attempt in good faith to follow the legal written direction of the Board; (C) the failure by the Executive to attempt in good faith to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which it is believed that the Executive has failed to attempt to perform his duties hereunder; (D) the

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Executive being convicted of, indicted for, or pleading guilty or nolo contendere to, a felony or any crime involving dishonesty, fraud or moral turpitude; (E) the Executive’s dishonesty with regard to the Company or in the performance of his duties hereunder, which in either case has a material adverse effect on the Company; (F) the Executive’s material breach of this Agreement unless corrected by Executive within ten (10) days of the Company’s written notification to Executive of such breach; or, (G) Executive’s failure to comply in any material respect with the Company’s material policies and/or procedures which has a material adverse effect on the Company, unless corrected by Executive within ten (10) days of the Company’s written notification to Executive of such breach.

(ii) Notice of Termination for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 6(c)(i) relied upon and shall set forth in reasonable detail the facts and circumstances which provide a basis for Termination for Cause.

(d) Termination by the Executive for Good Reason.

(i) Good Reason Defined. The Executive may terminate this Agreement for Good Reason. The term “Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any one or more of the following: (A) any reduction in Executive’s compensation as set forth in Section 4 hereof; (B) a material adverse change in Executive’s title, status, authority, duties and responsibilities; (C) the failure by the Company to obtain a satisfactory agreement from any successor of the Company requiring such successor to assume and agree to perform the Company’s obligations under this Agreement; (D) the failure by the Company to comply with any material provision of this Agreement; or (E) the relocation of Executive’s principal office to a location that is outside of the Houston, Texas metropolitan area.

(ii) Notice of Termination for Good Reason. No resignation for Good Reason shall be effective unless the Executive shall, within ninety (90) days of sufficient facts known to the Executive to constitute Good Reason, give written notice to the Chairman of the Board of Directors of the Company or its representative setting forth in reasonable detail the material facts constituting Good Reason and the reasonable steps the Executive believes necessary to cure, and thereafter the Company shall have thirty (30) days from the date of such notice to cure any such occurrence otherwise constituting Good Reason, provided that no such notice and opportunity to cure is required if the Executive has previously given the Company notice and opportunity to cure the same conduct.

7. Consequences of Termination of Employment. If Executive’s employment is terminated (a) by reason of Executive’s death, (b) by reason of Executive’s Disability, (c) by Executive for any reason other than Good Reason, or (d) by the Company for Cause, the Employment Term shall terminate without further obligations to Executive, or in the case of the Executive’s death to Executive’s legal representatives, under this Agreement except for: (i) any Base Salary earned, but unpaid; and, (ii) any unreimbursed business expenses payable pursuant to Section 5 hereof and any accrued but unused personal time off benefits (collectively “Accrued Amounts”), which amounts shall be promptly paid in a lump sum to Executive, or in the case of Executive’s death to Executive’s estate. If Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, or if Company ever elects not to

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renew this Agreement pursuant to Section 1 above, this Agreement, except for Sections 9 through 11, shall terminate without further obligations to or by the Executive, except for Accrued Amounts, plus the Company shall continue to pay the Executive his Base Salary, any applicable prorated Annual Performance Bonus and reimbursement for continuation of healthcare benefits for twelve (12) months following the date of termination. When Executive terminates his employment for any reason, the Company may elect to waive notice from Executive and designate the Executive’s last day of employment, provided the Company provides the Executive all applicable compensation and benefits through the Executive’s notice period. Executive’s rights under any equity grants shall be determined in accordance with the Company’s Restricted Stock Purchase Agreement or agreements governing the grant of options under Company’s 2011 Stock Option Plan, as amended and as the same may be modified in accordance with the terms of the Option Grant Agreement attached as Exhibit D.

8. Confidential Information. “Confidential Information” as used in this Agreement, includes but is not limited to, specialized training received by Executive; products already developed or that will be developed in the field of cancer immunotherapy, including but not limited to metastatic castrate resistant prostate cancer and graft versus host disease; research and development materials related to the manipulation of dendritic cell signaling pathways to enhance the immune response; research and development materials, electronic databases; computer programs and technologies; marketing and/or scientific studies and analysis; product and pricing knowledge; manufacturing methods; supplier lists and information; any and all information concerning past, present and future customers, referral sources or vendors; contracts and licenses; management structure, company ownership, personnel information (including the performance, skills, abilities and payment of employees); purchasing, accounting and business systems; short and long range business planning; data regarding the Company’s past, current and future financial performance, sales performance, and current and/or future plans to increase the Company’s market share by targeting specific medical issues, demographic and/or geographic markets; standard operating procedures; financial information; trade secrets, copyrights, derivative works, patents, inventions, know-how, and other intellectual property; business policies; submissions to government or regulatory agencies and related information; methods of operation; implementation strategies; promotional information and techniques; marketing presentations; price lists; files or other information; pricing strategies; computer files; samples; customer originals; or any other confidential information concerning the business and affairs of the Company. The Company’s Confidential Information is also comprised of the personal information received from third parties and/or confidential and proprietary information regarding research, products, or clinical trials received from third parties, but only if such confidential information is reduced to writing and marked “Confidential” by the third party. All information obtained by Executive, whether in writing, any other tangible form of expression or disclosed orally or through visual means or otherwise, and regardless of whether such information bears a confidential or proprietary legend, will be presumed to be Confidential Information. Executive acknowledges that the Confidential Information is vital, valuable, sensitive, confidential and proprietary to Company and provides Company with a competitive advantage. Executive further acknowledges that Company’s Confidential Information is dynamic, and constantly changes in nature and/or quantity, given that Company continues to refine its Confidential Information. The obligations of Executive under this Agreement shall survive until such time as all Confidential Information becomes publicly known and made generally available through no action or inaction of Executive. The obligation to hold information in confidence as required by this Section 8,

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shall survive any termination or expiration of this Agreement. The obligations specified in this Section 8 shall not apply, and Executive shall have no further obligations under this Agreement with respect to any Confidential Information that: (a) is available to the public at the time of disclosure to Executive or becomes publicly known through no breach of the undertakings hereunder by Executive or to the knowledge of the Executive, any third party; (b) becomes known to Executive through disclosure by sources other than the Parties involved in this agreement, said sources being under no obligation of confidentiality to Company with respect to such Confidential Information; (c) is approved by Company for release; or d) has been independently developed by Executive without benefit of the Confidential Information.

9. Non-Competition; Non-Solicitation, Etc.

(a) Company Promises.

(i) This Agreement is entered into pursuant to Executive’s agreement to these non-compete and non-solicitation provisions. Executive’s agreement to the provisions in Sections 9 through 11 is a material condition of the Company’s entering into the Agreement and employment of Executive.

(ii) The Company agrees to provide Executive with access to Confidential Information and in a greater quantity and/or expanded nature than any such Confidential Information that may have already been provided to Executive and with additional opportunities to broaden the Company’s services and develop the Company’s customers in a manner not previously available to Executive including, but not limited to, information regarding the Company’s business plan; research results; information supporting patent applications; and Company standard operating procedures related to the manipulation of dendritic cell signaling pathways to enhance immune response.

(iii) The Company promises that during Executive’s employment with the Company, the Company will provide Executive with the opportunity to develop goodwill and establish rapport with the customer contacts in a greater quantity and/or expanded nature than any such opportunities that may have already been provided to Executive.

(iv) The Company promises that Executive will continue to receive and have access to Confidential Information throughout Executive’s employment with the Company.

(b) Executive’s Promises. In exchange for the Company’s promises listed above and all other consideration provided pursuant to this Agreement, to which these promises are ancillary, Executive promises as follows:

(i) Executive will not, during or after Executive’s employment with the Company, use, copy, remove, disclose or disseminate to any person or entity, the Company’s Confidential Information, except (A) as required in the course of performing Executive’s duties with the Company, for the benefit of the Company, or (B) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information, it being understood that Executive will promptly notify the Company of such requirement so that the Company may seek to obtain a protective order.

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(ii) Following employment termination, Executive will immediately return to the Company all materials created, received or utilized in any way in conjunction with Executive’s work performed with the Company that in any way incorporates, reflects or constitutes Company’s Confidential Information.

(iii) Executive acknowledges that the market for the Company’s products, services, and activities is global, and that the products, services and/or activities can be provided anywhere in the world where cancer therapies are utilized. Executive recognizes that the Company draws its customers and/or clients from around the world because it will seek to file patents and run clinical trials in countries around the world, and sell its product to consumers around the world and/or pharmaceutical companies located around the world. Moreover, Executive recognizes that the Company’s customers may be contacted by telephone, in person, or in writing (including e-mail via the Internet). Executive further acknowledges that due to the international scope of the Company’s customer and client base, the following non-solicitation/non-competition restriction is necessary.

(iv) Executive agrees and acknowledges that Company will not be provided access to Confidential Information, as defined in Section 8, from or belonging to a third party that Executive was exposed to or received from said third party prior to the execution date of this Agreement and that is the subject of any confidentiality requirement of any kind between Executive and said third party. EXECUTIVE ALSO AGREES TO INDEMNIFY, REIMBURSE, AND HOLD HARMLESS THE COMPANY FOR ALL ATTORNEY FEES, EXPENSES, COSTS, HARM, OR RELATED COSTS TO COMPANY ARISING FROM OR AS A RESULT OF ANY ACTUAL CAUSE OF ACTION OR CLAIM BROUGHT AGAINST COMPANY OR EXECUTIVE RELATED TO ANY ACTUAL BREACH OF THIS SECTION BY EXECUTIVE. Company agrees that: (A) Executive shall be allowed to participate fully in the defense of any such action against Company and in any settlement negotiations, and (B) any payment to Company by Executive under this paragraph shall be only after any settlement has been consummated or judicial action has become final and non-appealable.

(c) Non-Compete. Ancillary to the consideration reflected within this Agreement, the Company and Executive agree to the following non-competition provisions. Executive agrees that during the Employment Term and for a period of twelve (12) months following the termination of his employment (“Non-Compete Period”):

(i) Executive shall not, directly or indirectly, engage in or participate (including, without limitation, as an investor, officer, employee, director, agent, or consultant (any such capacity, being a “Participant”)) in or on behalf of any entity engaging in the “Company’s Business”, said Company’s Business being defined as: (A) genetically modified cell products for the treatment of cancer; and (B) other genetically modified products for which the Company has an active development program at the termination or expiration of the Employment Term (the “Non-Compete Obligations”), provided, however, that nothing herein shall prevent him from investing as a less than 5% shareholder in securities of any company listed on a national securities exchange or quoted on an automated quotation system.

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(ii) Geographic Limitation. The geographic limitation for the Non-Compete Obligations is North America, Europe and Japan.

(iii) During the Non-Compete Period, Executive will not directly or indirectly become employed or otherwise associated with any of the following entities, which are direct competitors of the Company, in any geographic region:

Dendreon Corporation	3005 First Avenue Seattle, WA 98121
Argos Therapeutics, Inc	4233 Technology Drive Durham, NC 27704
Athersys, Inc.	3201 Carnegie Avenue Cleveland, OH
Bavarian Nordic	Hejreskovvej 10A Kvistgaard 3490 Denmark
Intrexon Corporation	1872 Pratt Drive Blacksburg, VA
Kiadis Pharma B.V.	Entrada 231-234 1096 EG Amsterdam The Netherlands
Mesoblast Limited	275 Madison Avenue New York, NY 10016
MolMed S.p.A.	Via Olgettina, 58 20132 Milan, Italy
Northwest Biotherapeutics, Inc.	4800 Montgomery Lane, Suite 800 Bethesda, MD 20814
Progenies Pharmaceuticals, Inc.	777 Old Saw Mill River Rd. Tarrytown, NY 10591

The Executive and the Company agree that with respect to the foregoing entities such names are the common names of such entities. Executive and the Company agree that the restrictions contained in this Agreement are binding whether or not the Executive and the Company have used the correct legal name, affiliated entity, or new owner of such entity; however, if said new owner of such entity has other divisions that are not involved in carrying out the work of the acquired listed entity, then Executive may be employed or otherwise associated with these other divisions.

(iv) Executive agrees that Executive’s work for any third party engaged in the Company’s Business during the Non-Compete Period inevitably would lead to Executive’s unauthorized use of Company’s Confidential Information, even if such use is unintentional. Because it would be impossible, as a practical matter, to monitor, restrain, or police Executive’s use of such Confidential Information other than by Executive’s not working for such third party, and because the Company’s Business is highly specialized, the competitors are identifiable, the market for the Company’s product, services, and activities is global, and the Company’s

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customers are located throughout the world, Executive agrees that restricting such employment as set forth in this Agreement is the narrowest way to protect Company’s legitimate business interests, and the narrowest way of enforcing Executive’s consideration for the receipt of Company’s Consideration, (namely, Executive’s promise not to use or disclose that Confidential Information/specialized training).

(d) Nonsolicitation of Employees. Executive agrees that during the Non-Compete Period, Executive will not, directly or indirectly, (i) induce or solicit any person who was an employee, consultant or independent contractor of the Company or any of its Affiliates during the course of Executive’s employment with the Company, to terminate such individual’s employment or service with the Company or any of its Affiliates, (ii) hire or retain the services of any such person, regardless of whether such person had been solicited for employment, or (iii) assist any other person or entity in such activities.

(e) Extension of Non-Solicitation/Non-Competition and Non-Recruitment Periods. If Executive is found by a Court of competent jurisdiction to have breached any promise made in Section 9 of this Agreement, the periods specified in Section 9(c) of this Agreement shall be extended by one month for every month in which Executive was in breach so that the Company has the full benefit of the time period set forth in Section 9(c).

10. Injunction. Executive recognizes that Executive’s services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages. Executive acknowledges that if Executive were to leave the employ of the Company for any reason and compete, directly or indirectly, with the Company, or solicit the Company’s employees, or use or disclose, directly or indirectly, the Company’s Confidential Information (whether in tangible form or memorized), that such competition, solicitation, use and/or disclosure would cause the Company irreparable harm and injury for which no adequate remedy at law exists. Executive agrees this Agreement is the narrowest way to protect the Company’s interests. Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by Executive, the Company shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives that may be available at law or in equity. Executive acknowledges that the remedies contained in this Agreement for violation of this Agreement are not the exclusive remedies that the Company may pursue.

11. Inventions.

(a) Inventions Retained and Licensed. Executive has attached hereto as Exhibit B, a list describing all inventions, original works of authorship, derivative works, developments, improvements and trade secrets that (i) were made by Executive prior to his employment with the Company, (ii) belong to Executive, (iii) relate to the Company’s proposed business, products or research and development and (iv) are not assigned to the Company hereunder (collectively, “Prior Inventions”); or, if no such list is attached, Executive represents that there are no such Prior Inventions. Executive agrees that Executive will not incorporate, or permit to be incorporated, any Prior Invention owned by Executive or in which Executive has an interest into a Company product, process or service without the Company’s prior written consent. Nevertheless, if, in the course of Executive’s employment with the Company, Executive

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incorporates into a Company product, process or service a Prior Invention owned by Executive or in which Executive has an interest, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

(b) Assignment of Inventions. Executive agrees that Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all Executive’s right, title, and interest in and to any and all inventions, original works of authorship, derivative works, developments, concepts, modifications, improvements (including improvements to Confidential Information), designs, discoveries, ideas, know-how, trademarks, trade dress, trade secrets or other intellectual property, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, whether or not reduced to drawings, written descriptions, documentation or other tangible form, as applicable, during the period of time Executive is employed by the Company (collectively, “Inventions”), except as provided in Section 11(f) below. Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company and which are protectible by copyright are “works made for hire” as that term is defined in the United States Copyright Act. Executive understands and agrees that the decision whether or not to commercialize or market any Invention is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such Invention.

(c) Inventions Assigned to the United States. Executive agrees to assign to the United States government all Executive’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions during the term of Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Board. The records will be available to and remain the Company’s sole property at all times.

(e) Patent and Copyright Registrations. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in any Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, declarations, assignments and all other instruments that the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that Executive’s obligations

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to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering any Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

(f) Exception to Assignments. Executive understands that the provisions of this Agreement requiring assignment of Inventions to the Company does not apply to any Invention that Executive has developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, trade secret information or Confidential Information (an “Other Invention”) except for those Other Inventions that either (i) relate in any way at the time of conception or reduction to practice of such Other Invention to the Company’s Business or (ii) result from any work that Executive performed for the Company. Executive will advise the Company promptly in writing, under a confidentiality agreement, of any Invention that Executive believes constitutes an Other Invention and is not otherwise disclosed on Exhibit B. Executive agrees that Executive will not incorporate, or permit to be incorporated, any Other Invention owned by Executive or in which Executive has an interest into a Company product, process or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process or service an Other Invention owned by Executive or in which Executive has an interest, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Other Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

12. Disputes. Any dispute or controversy between the Company and Executive, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Houston, Texas administered by the American Arbitration Association in accordance with its Employment Arbitration Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either Party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. Each Party shall bear its or his costs and expenses in any arbitration hereunder and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorney’s fees and costs.

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13. Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (d) on the date on which a facsimile is transmitted to the Parties at their respective addresses stated below. Any Party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 13, except that any such change of address notice shall not be effective unless and until received.

If to the Company:

6400 Fannin Street, Suite 2300

Houston, Texas 77030

Attention: Thomas J. Farrell

with a copy (which shall not constitute notice) to:

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

South Tower Pennzoil Place

Houston, Texas 77002

Attention: William D. Gutermuth

If to Executive, to Executive’s address set forth above.

14. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws.

(b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein contain the entire understanding of the Parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersede any prior agreements between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties hereto.

(c) No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

CONFIDENTIAL

(d) Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their successors, assigns, executors and administrators. This Agreement shall not be assignable by Executive.

(e) Representation. Executive represents that the Executive’s employment by the Company and the performance by the Executive of his obligations under this Agreement do not, and shall not, breach any agreement, including, but not limited to, any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party, to write or consult to any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Executive shall not disclose to the Company or use any trade secrets or confidential or proprietary information of any other party.

(f) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the Parties hereto.

(g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h) Survivorship. The respective rights and obligations of the Parties hereunder, including without limitation Sections 9 through 11 hereof, shall survive any termination of Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

(i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

COMPANY:

By:	/s/ Thomas J. Farrell
Name:	Thomas J. Farrell
Title:	President & CEO

EXECUTIVE:

By:	/s/ David M. Spencer
Name:	David M. Spencer, Ph.D.

Signature Page to Employment Agreement

EXHIBIT A

ANNUAL PERFORMANCE BONUS

Any Annual Performance Bonus shall be based on achievement of qualitative strategic and operational goals established in writing by the Board, after consultation with the Executive. Within ninety (90) days after the first day of each calendar year, the Board, after consultation with the Executive, shall establish, in writing, the required improvement in the qualitative strategic goals over the prior calendar year necessary to achieve the target bonus. The target and maximum Annual Performance Bonus shall be twenty-five (25) percent of the Executive’s Salary.

The Annual Performance Bonus shall be adjusted from the target bonus amount based on a determination in the sole discretion of the Board of whether Executive has achieved the qualitative strategic goals.

Exhibit A

EXHIBIT B

INVENTIONS

PRE-BCM:

1. Regulated transcription of targeted genes and other biological events.

U.S. Patent No. 5,830,462, Issued: 10/3/98; 5,869,337, Issued: 2/9/99; 5,871,753, Issued: 2/16/99; 6,011,018, Issued: 1/4/00; 6,043,082, Issued: 3/28/00; 6,046,047, Issued: 4/4/00.

Canadian Patent No. 2,155,728, Issued: 4/25/00

2. Regulated apoptosis.

U.S. Patent No. 5,834,266, Issued: 10/10/98; 5,994,313, Issued: 11/30/99; 6,054,436, Issued: 4/25/00; Australian patent #696991, Issued: 9/24/98

AT BCM (filed):

3. Induced Activation in Dendritic Cells.

U.S. Patent No 7,404,950, Issued: 07/29/08; (continuation: 12/165,360, published: 10/30/08)

Disclosures and provisional filings:

OTA # 97-13/P01934US1/09800937: Regulated apoptosis using chemically induced dimerization of apoptosis factors. (09/647,418, 10/247,019)

OTA # 98-66/P01934US1: A gene therapeutic approach to inducing apoptosis using conditional proteins. Filed: 3/98

OTA# 00-77: Akt-based inducible survival switch for gene therapy (60/342,155)BLG 00-077: 10/324,985 (Akt-based inducible survival switch)

OTA 01-85/HO-P02165WO0: Induced activation in Dendritic cells

BLG 05-058: “An improved constitutive Akt for extended cell viability”

Modified Dendritic Cells having enhanced survival and immunogenicity and related compositions and methods.

International patent application: WO 2007/137300 (issued 06/19/08)

Exhibit B-1

CONFIDENTIAL

BLG 05-044, -056, Docket No.: HO-P03124WO0, P03124US1

Title: Genetic Markers associated with benign prostatic hyperplasia, filed 1/25/06 as 60/646,841

Title: Genetic markers of modulated by drug treatment as diagnostic, therapeutic, and response targets for BPH. BLG 05-055, HO-P03125US0

Provisional Application No. 60/803,025

Title: Modified Dendritic Cells Having Enhanced Survival And lmmunogenicity And Related Compositions And Methods

(12/563,991; Prov. App. 61/099,163, Filed: September 21, 2009)

Title: Methods and compositions for generating an immune response by inducing CD40 and pattern recognition receptor adapters.

Other disclosures to BCMT:

a)	Human kallikrein 2-based promoter

c)	Inducible FGFR1-based novel prostate cancer model

d)	Developed prostate reporter mice called EZC-Prostate

f)	Improved constitutive Myr-Akt, BLG 05-058

g)	Development of Low Basal Activity Inducible Murine Caspase-9, OTA-04-023, 12/03

h)	Chimeric CD27 receptors for redirecting T cells to CD70-positive malignancies, 9/6/07

i)	Development of iLRP for regulatable ß-catenin signaling, OTA-05-076

j)	Inducible TLR and composite costimulatory receptors for unified, broadly applicable immunotherapy, BLG-06-028

Trademarks and inventions: “EZC-PROSTATE” (issued: January 31, 2006), Registration No. 3,056,079

B-2

EXHIBIT C

DUTIES

The Chief Scientific Officer will lead the scientific efforts of the company, managing scientific partnerships for research and discovery, and providing scientific support of clinical research. The role of the CSO will be to manage the product discovery and support translational and clinical development programs.

•	Understand needs and trends, globally, in immunotherapeutics.

•	Derive a science strategy that underpins Bellicum’s business strategy to become a leader in immunotherapeutics. Gain agreement with the CEO and board on this strategy.

•	Be an active participant in the creation of projects for Bellicum.

•	Articulate the company’s science premise and strategy in a compelling and inspirational manner, both internally and externally.

•	Provide scientific advice to the CEO, the board, and the company as a whole.

•	Identify opportunities and lead collaboration with outside bodies. Form strategic partnerships and research collaborations as appropriate.

•	Identify, pursue and secure grant funding opportunities.

•	Recruit and oversee scientific staff appropriate to the company’s overall goals and development plans

•	Maintain awareness of emerging changes in the regulatory landscape.

•	In clinical and product technology aspects, identify and propose areas for new product/technology development and innovation; ensure up-to-date methodology in offerings and manufacturing. Maintain the highest standards of scientific rigor. Provide advice on and evaluate new technologies in immunotherapeutics.

•	Support Bellicum’s commercial efforts by evaluating external business development opportunities from a scientific perspective.

Exhibit C

EXHIBIT D

OPTION GRANT AGREEMENT

See attached.

Exhibit D